CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement ("Agreement") is made and entered into, effective as of the 25th  day of October , 2018 (the "Effective Date"), by and between Trinity Capital Corporation and Los Alamos National Bank (collectively the "Bank") and Joseph M. Martony (the "Executive").
WITNESSETH:
WHEREAS, the Executive has been employed by the Bank as its Chief Risk Officer since on or about January 11, 2016;
WHEREAS, the Bank recognizes that the possibility of a Change of Control (as hereinafter defined) of the Bank exists or may exist in the future and that the threat or the occurrence of a Change of Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;
WHEREAS, the Bank believes that it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, and has determined that it is essential and in the best interest of the Bank for the services of the Executive to be retained in the event of a threat or occurrence of a Change of Control and to provide for the Executive's continued dedication and efforts in such event without undue concern for the Executive's personal financial and employment security; and
WHEREAS, in order to induce the Executive to remain in the employ of the Bank, particularly in the event of a threat or the occurrence of a Change of Control, the Bank desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event of a Change of Control, which will replace and supersede any Change of Control benefits provided to Executive under any other agreement, whether written or oral, between the Executive and the Bank.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the Bank and the Executive hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1. Definitions.  The following terms shall have the definitions set forth below for purposes of this Agreement.
(a)	"Cause" when used herein concerning the termination of the Executive's employment by the Bank, means:
(i) willful misfeasance, gross negligence, conduct involving dishonesty, or a material breach of a fiduciary duty in the performance of Executive's duties, as reasonably determined by the Bank;
(ii) conviction of crime in connection with Executive's duties or of any felony;
(iii) conduct significantly harmful to the Bank, as reasonably determined by the Bank, including, but not limited to, intentional violation of law or of any significant policy or procedure of the Bank, or conduct that materially discredits the Bank or is materially detrimental to the reputation of the Bank;
(iv) refusal or failure to act in accordance with a stipulation, requirement, or directive of the Bank (provided such directive is lawful);
(v) failure to faithfully or diligently perform any of the duties of Executive's employment which are specified in this Agreement, articulated by the Bank, or are usual and customary duties of Executive's employment, if such failure has not been remedied or is not being remedied to the Bank's reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the failure, has been delivered by the Bank to Executive; or
(vi) chronic drug or alcohol abuse, as reasonably determined by the Bank.
(b) "Change of Control" means the following:

(i) The consummation of the acquisition by any "person" (within the meaning of  Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934) of "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than 50% of the combined voting power of the then outstanding voting securities of the Bank; or

(ii) The consummation by the Bank of: (A) a merger or consolidation if the Bank's shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Bank outstanding immediately before such merger or consolidation; or (B) an agreement for the sale or other disposition of all or substantially all of the assets of the Bank.

Notwithstanding any provision of this definition to the contrary, a Change of Control shall not be deemed to have occurred solely because more than 50% of the combined voting power of the then outstanding securities of the Bank are acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Bank or an Affiliate or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Bank's shareholders in the same proportion as their ownership of stock immediately prior to such acquisition. Additionally, notwithstanding any other provision of this Agreement, the definition of Change of Control shall be interpreted and administered in a manner consistent with Code Section 409A.

ARTICLE 2
CHANGE OF CONTROL BENEFITS
2.1. If there occurs (a) a Change of Control and (b) within one (1) year following the Change of Control such successor (i) fails to continue Executive's employment other than for Cause, or (ii) effects a material diminution in Executive's base compensation and benefits, duties, responsibilities and/or authority, without Executive's written consent, or (iii) requires the Executive to relocate more than 50 miles from Santa Fe County, New Mexico, without the Executive's written consent (each a "Change of Control Termination"), Executive shall be entitled to the following benefits (the "Change of Control Payment"): (i) a single lump sum payment equal to 1.0 times the sum of the Executive's average annual base salary for the three calendar years preceding the date of the Change of Control Termination, plus the Executive's average bonus for such three calendar years earned  pursuant to the Bank's Short Term Incentive Compensation Program preceding the Change of Control Termination, all subject to all applicable tax withholding; provided, that any such calculation shall include only those years beginning on or after January 1, 2016; provided further, that if the Executive has not been an employee of the Company for three calendar years preceding the Change of Control Termination, the amounts would be based on the annualized average annual base salary and annualized annual bonus for the period of employment, (ii) Executive's earned but unpaid annual base salary for the period ending on the date of the Change of Control Termination, (iii) Executive's accrued but unpaid vacation pay for the period ending on the date of the Change of Control Termination, (iv) Executive's unreimbursed business expenses through and including the date of the Change of Control Termination, provided that all required submissions for expense reimbursement are made in accordance with the Bank's expense reimbursement policy and within 30 days following the date of the Change of Control Termination, (v) 18 months of health care benefits from the date of the Change of Control Termination and the benefit provide would be a medical plan that is the same as that offered to all other employees, (vi) the Bank shall pay reasonable costs up to $15,000 of the services of any outplacement counseling service mutually satisfactory to the Bank and the Executive, and (vii) reimbursement to the Executive for any "parachute payment" penalties (as defined in Section 2.4 below), if applicable, up to $175,000 with no gross-up.  In order to effect a Change of Control Termination under 2.1(b)(ii) above, the Executive shall be required to provide the Bank, or its successor, with notice of the existence of the applicable condition giving rise to the termination within a period of ninety (90) days of the initial existence of the condition, and allow the Bank, or its successor, a grace period of thirty (30) days to remedy the condition.  In the event that the Bank, or its successor, fails to remedy the condition within such thirty (30) day grace period, the Executive may terminate his employment pursuant to 2.1(b)(ii) within the thirty (30) day period following the expiration of the grace period.
2.2. Executive's rights following a Change of Control Termination with respect to any benefits, incentives, or awards provided to Executive pursuant to  the terms of any plan, program, or arrangement sponsored or maintained by the Bank or its Affiliates, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.
2.3. Executive shall receive the Change of Control Payment as soon as practical following the execution and non-revocation (if applicable) of a general waiver and release of claims in favor of the Bank and/or its successor in a form to be provided to Executive at the effective time of the occurrence of a Change in Control.
2.4.   In the event that any payments or benefits provided or to be provided by the Bank to the Executive under this Agreement ("Covered Payments") (a) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (b) but for this Section 2.4 would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Covered Payments shall be payable either: (i) in full, or (ii) an amount reduced to the minimum extent necessary to ensure that no portion of such Covered Payments is subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Bank in its sole discretion consistent with the requirements of Section 409A of the Internal Revenue Code.

ARTICLE 3
CONFIDENTIALITY
The Executive and the Bank agree that the terms of this Agreement as well as the discussions preliminary to, or relating to, this Agreement will be kept strictly confidential, except as disclosure is required by law or deemed appropriate by the Bank's counsel.
ARTICLE 4
AMENDMENT AND TERMINATION OF AGREEMENT
This Agreement may be amended or terminated only by a written agreement executed by the Bank and the Executive; provided, however, that this Agreement will terminate automatically upon the payment of the Change of Control Payment provided for in this Agreement, determined in accordance with Article 2.
ARTICLE 5
GENERAL
5.1. No Duplication of Change of Control Benefits.  For the avoidance of doubt, the Change of Control benefits provided herein supersede any Change of Control benefits provided to the Executive pursuant to any employment agreement with the Bank.  Further, except as specifically provided by this Agreement, Executive shall not be entitled to any other compensation, severance or other benefits from the Bank as a result of a Change of Control, other than as may be provided to Executive under any Bank benefit or compensation plan.
5.2. Code Section 409A.
(a)
It is the intent of the parties to this Agreement that any compensation, benefits and other amounts payable or provided to the Executive under this Agreement shall be exempt from, or shall be paid or provided in compliance with, Code Section 409A and all regulations, guidance, and other interpretative authority issued thereunder (collectively, "Section 409A").  The parties agree to modify this Agreement, or the timing (but not the amount) of the Change of Control Payment, or both, to the extent necessary to comply with, and to the extent permissible, under Section 409A.  In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, if any payments or benefits provided to the Executive, either per this Agreement or otherwise, are non-qualified deferred compensation subject to, and not exempt from, Section 409A (the "Subject Payments"), the following provisions shall apply to such payments and/or benefits:

(i) Each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, even if part of an installment payment.

(ii) Whenever a Subject Payment specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Bank, or its successor.

(iii) Neither party will have the right to accelerate or defer the delivery of any Subject Payments except to the extent specifically permitted or required by Section 409A.

(iv) With respect to any reimbursement of fees and expenses, or similar payments, the following shall apply:  (i) unless a specific time period during which such expense reimbursements and payments may be incurred is provided for herein, such time period shall be deemed to be the Executive's lifetime; (ii) the amount of expenses eligible for reimbursement hereunder in any particular year shall not affect the expenses eligible for reimbursement in any other year; (iii) the right to reimbursement of expenses shall not be subject to liquidation or exchange for any other benefit; and (iv) the reimbursement of an eligible expense or a payment shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred or the payment was remitted, as the case may be.

(v) Subject Payments triggered by a termination of employment shall not be made unless such termination of employment constitutes a separation from service within the meaning of Section 409A.

(vi) If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with his separation from service is determined to constitute a Subject Payment, and he is a "specified employee" within the meaning of Section 409A, as determined by the Bank or its successor, by which determination the Executive agrees to be bound, such portion of the payment, compensation or other benefit will not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service or (ii) the tenth day after the date of his death (as applicable, the "New Payment Date").  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of separation from service and the New Payment Date will be paid in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(vii) If the sixty (60)-day period following a "separation from service" begins in one calendar year and ends in a second calendar year (a "Crossover 60-Day Period") and if there are any Subject Payments due the Executive that are:  (i) conditioned on the Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the first seven (7) days of the portion of the Crossover 60-Day Period that falls within the second year.

(viii) Lump-sum severance payments shall be made, and installment severance payments initiated, within sixty (60) days following the Executive's "separation from service".

(b)
Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  Notwithstanding any other provision hereof, the Bank makes no representations or warranties and will have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of Section 409A.

(c)
Any payments that are exempt from Section 409A, including amounts exempt under the "short-term deferral" exemption or the "involuntary separation" exemption, each as provided for under Section 409A, will not be treated as Subject Payments unless applicable law requires otherwise.

5.3. Severability.  If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (a) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.
5.4. Successors; Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Bank shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution, in which case, the Agreement may be enforceable only to the extent provided herein; provided, however, that Executive's estate or heirs will be entitled to the payments provided herein if a Change of Control Termination occurs and Executive dies prior to receiving the applicable Change of Control Payment, if any.
5.5. Non-exclusivity of Rights.  Other than the limitations set forth in Section 5.1 of this Agreement, nothing herein shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Bank and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Bank; provided, however, that any payments or benefits to which the Executive is entitled under any severance pay plans maintained by the Bank shall reduce any amounts due under this Agreement.
5.6. Full Satisfaction; Waiver and Release.  As a condition to receiving the payments and benefits hereunder, the Executive shall execute a document in customary form, releasing and waiving any and all claims, causes of actions and the like against the Bank and their respective successors, shareholders, officers, trustees, agents and Executives, regarding all matters relating to the Executive's service as an Executive of the Bank or any affiliates and the termination of such relationship.  Such claims include, without limitation, any claims arising under Age Discrimination in Employment Act of 1967, as amended (the "ADEA"); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1962; the American Disabilities Act of 1990; the Family Medical Leave Act, as amended; the Executive Retirement Income Security Act of 1976, as amended; or any other federal, state or local statute or ordinance, but exclude any claims that arise out of an asserted breach of the terms of this Agreement or current or future claims related to the matters described in this Section 5.4.
5.7. No Guaranty of Employment.  Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Bank shall continue to employ, retain or engage the Executive.  This Agreement shall not affect in any way the right of the Bank to terminate the employment or engagement of the Executive at any time and for any reason whatsoever and to remove the Executive from any position with the Bank.
5.8. APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW MEXICO WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
5.9. Entire Agreement.  This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.
5.10. Multiple Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and will be construed as, one and the same Agreement.  A telecopy or facsimile transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
5.11. Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel.
IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement this 25th day of October 2018.
EXECUTIVE:

 /s/ Joseph M. Martony
 Joseph M. Martony

 BANK:

TRINITY CAPITAL CORPORATION

 /s/ James E. Goodwin, Jr.
 James E. Goodwin, Jr., Chairman

LOS ALAMOS NATIONAL BANK

 /s/ James E. Goodwin, Jr.
James E. Goodwin, Jr., Chairman